Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, Senior Vice President and Chief Financial Officer 414 765-7727
Dave Urban, Vice President, Investor Relations 414 765-7853

MARSHALL & ILSLEY CORPORATION ANNOUNCES EVENTS
IMPACTING THIRD QUARTER:

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Improving trends in credit quality:

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Nonperforming loans expected to decrease by approximately $170 million from June 30, 2009 to slightly less than 4.9 percent of total loans at September 30, 2009 – first decline in four years.

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Early stage delinquencies expected to decline $220 million, or 20 percent, from June 30, 2009 – at lowest level since March 31, 2008.

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Allowance for loan and lease losses expected to increase to slightly over 3 percent of total loans at September 30, 2009.

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2009 third quarter provision of approximately $390 to $400 million consistent with prior expectations (before special provision for certain bank holding company loans).

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M&I takes aggressive action on bank holding company loan portfolio:

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2009 third quarter special provision of approximately $185 million for bank holding company loans.

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2009 third quarter provision for loan and lease losses expected to be in the range of $575 to $585 million and total net charge-offs expected to be in the range of $530 million to $540 million.

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Loss per share for the 2009 third quarter expected to be in the range of $0.68 to $0.70.

Milwaukee, Wis. – October 6, 2009 –Marshall & Ilsley Corporation (NYSE: MI) (M&I) today announced several improving credit quality trends for the third quarter of 2009.

Nonperforming loans at September 30, 2009 are expected to decrease by approximately $170 million from June 30, 2009.  This is the first linked-quarter decline in nonperforming loans in four years.  It is expected that the ratio of nonperforming loans to total loans will decline to approximately 4.9 percent at September 30, 2009.  In addition, early stage loan delinquencies (those loans delinquent 30-89 days) decreased by approximately $220 million or, 20 percent, from June 30, 2009 to September 30, 2009.

“While we see some continuation of improvement in credit quality, and read these as hopeful signs of what’s ahead, we will continue to manage the business as though the recessionary effects in the economy will remain for several more months,” said Mark Furlong, president and CEO of Marshall & Ilsley Corporation.  “There simply are an inadequate number of consistent trends to reinforce the sentiments that the economy is stabilizing and better times are within sight.”

M&I expects to record a special provision for loan and lease losses for the third quarter of 2009 of approximately $185 million for certain bank holding company loans (collectively, “bank holding company loans”).  This $185 million special provision is in addition to the approximately $390 to $400 million provision for loan and lease losses previously anticipated for the third quarter of 2009.  With these additions, M&I expects the total provision for loan and lease losses for the third quarter of 2009 will be in the range of approximately $575 to $585 million and expects net charge-offs in the range of approximately $530 to $540 million.  Estimated charge-offs for the quarter include approximately $160 million related to the bank holding company loans.  M&I expects that the allowance for loan and lease losses as a percentage of total loans and leases will increase from 2.8 percent at June 30, 2009 to slightly over 3 percent at September 30, 2009.

The special provision for the bank holding company loans is due to a series of recent events, including: 1) regulatory actions against certain of these bank holding companies,

2) unanticipated difficulties and/or delays in capital raising transactions by certain of these bank holding companies, and 3) significant deterioration in the loan portfolios of certain of these bank holding companies.  Approximately 75 percent of these loans were current as of September 30, 2009.  While M&I believes partial or full recoveries on some or all of these bank holding company loans are possible, management believes it is appropriate at this time to charge-off these loans given the stress on these credits.  In addition, M&I has previously established a full reserve against one other large troubled bank holding company credit.  After 2009 third quarter charge-offs, M&I’s total amount of outstanding loans to bank holding companies was approximately $545 million.

As a result of these actions, M&I expects to report a 2009 third quarter net loss in the range of $0.68 to $0.70 per common share.  After giving effect to expected third quarter results, M&I expects to have a tangible capital ratio of approximately 7.0 percent at September 30, 2009, which remains among the highest in the industry.

M&I will report 2009 third quarter financial results on October 22, 2009.

Marshall & Ilsley Corporation will hold a conference call at 8:00 a.m., Central Daylight Time, on October 6, 2009 regarding this announcement. For those interested in listening, please call 1-888-711-1825 and ask for the M&I Conference Call. If you are unable to join us at this time, a replay of the call will be available beginning at 2:30 p.m. on October 6 and will run through 5:00 p.m. October 20, by calling 1-800-642-1687 and entering pass code 334 306 91 to listen.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $59.7 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 53 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 36 offices along Florida’s west coast and in central Florida; 16 offices in Kansas City and nearby communities; 26 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev.

M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as “may,” “expects,” “anticipates,” “estimates” or “believes.”  Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) M&I’s exposure to the deterioration in the commercial and residential real estate markets, directly or indirectly through M&I’s loans to other bank holding companies, along with the deterioration in the U.S. economy as a whole, which could result in increased charge-offs and increases in M&I’s allowance for loan and lease losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in M&I’s allowance for loan and lease losses, (iii) M&I’s ability to maintain required levels of capital, (iv) the impact of recent and future legislative initiatives on the financial markets or on M&I, (v) M&I’s exposure to the actions and potential failure of other financial institutions, (vi) volatility in M&I’s stock price, and (vii) those factors referenced in Item 1A. Risk Factors in M&I’s Annual Report on Form 10-K for the year ended December 31, 2008 and as may be described from time to time in M&I’s subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only M&I’s belief as of the date of this press release.  Except as required by federal securities law, M&I undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date of this press release.

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